EXHIBIT 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES 2011 UNAUDITED EARNINGS AND FIRST QUARTER CONFERENCE CALL

HOUSTON, TEXAS MAY 12, 2011-J.B. Poindexter & Co., Inc. is a diversified industrial company which operates through four segments and six business units organized around different manufacturing processes and customer segments.  Primary markets served are commercial transportation, oil and gas machinery suppliers, consumer products and equipment suppliers. The Company released unaudited revenues and earnings for the three months ended March 31, 2011.  The summarized unaudited results from operations were as follows (in thousands):

	For the Three Months
	Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Net Sales
Morgan	$64,156	$44,633
Morgan Olson	12,001	26,811
Truck Accessories	32,023	30,440
Specialty Manufacturing	46,734	31,990
JBPCO (Corporate)	(297)	(530)
Total	$154,617	$133,344
Operating Income (Loss)
Morgan	$2,542	$628
Morgan Olson	(707)	1,721
Truck Accessories	1,992	2,407
Specialty Manufacturing	2,421	(1,318)
JBPCO (Corporate)	(2,436)	(1,629)
Total	$3,722	$1,809
EBITDA Calculation:
Operating Income	$3,722	$1,809
Add: Depreciation and amortization	4,278	4,090
EBITDA(1)	$8,000	$5,899

Net cash used was approximately $18 million for the three months ended March 31, 2011 and as of that date, we had approximately $40 million of cash and $50 million of available borrowing capacity under our revolving credit facility.

The first quarter bondholder’s call will be held on Wednesday May 18, 2011 at 2:30 pm (Eastern time).  The conference call can be accessed from the United States or Canada by dialing (888) 517-2470 or for international callers (630) 827-6818 and the conference ID number: 6353625#.  A replay of the call will be available until June 17, 2011 and may be accessed by dialing (888) 843-7419 or for international callers (630) 652-3042, and using the access code 6353625#.

Forward-looking statements in this press release, including without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the Company’s plans, strategies, objectives, expectations and intentions that are subject to change at any time at the discretion of the Company.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com

J.B. Poindexter & Co., Inc. is a leading manufacturer of class 3-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary.  Through its Specialty Manufacturing Division, the Company manufactures funeral coaches, limousines; plastics based packaging materials and provides precision machining services.

(1)          “EBITDA” is net income from continuing operations increased by the sum of interest expense, income taxes, depreciation and amortization and other non-cash items for those operations defined as restricted subsidiaries in the indenture pertaining to our 8.75% Notes outstanding.  EBITDA is not included herein as operating data and should not be construed as an alternative to operating income (determined in accordance with accounting principles generally accepted in the United States) as an indicator of the Company’s operating performance.  The Company has reported EBITDA because it is relevant for determining compliance under the Indenture and because the Company understands that it is one measure used by certain investors to analyze the Company’s operating cash flow and historical ability to service its indebtedness.

Contact: Michael O’Connor of J.B. Poindexter & Co., Inc., 713-655-9800